UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2016

CAR CHARGING GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-149784	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1691 Michigan Avenue, Sixth Floor

Miami Beach, Florida 33139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 19, 2016, the Board of Directors (the “Board”) of Car Charging Group, Inc. (the “Company”) appointed Kevin Evans as a member of the Board.

From 2015 to the present, Mr. Evans, 59, has been a strategic consultant focused on turnarounds, restructurings/recapitalizations, and divestitures. From 2009 through 2011, Mr. Evans was President and CEO as well as a member of the Board of Directors of EnergyConnect Group, Inc., a leading provider of demand response services to the electricity grid using a software as a service platform, and developed the operating strategy that generated a 27% compound annual growth rate. Johnson Controls bought EnergyConnect in 2011. After Johnson Controls completed the acquisition, Mr. Evans was, from 2011 through 2014, Vice President and General Manager of EnergyConnect as a wholly-owned subsidiary of Johnson Controls. From 2003 to 2008, Mr. Evans was Senior Vice President, Chief Business Officer, and Chief Financial Officer of the Electric Power Research Institute, an energy industry organization. Mr. Evans holds a B.A. in Economics and Management from Sonoma State University and a M.B.A. from San Diego State University.

Based on his work experience in the electricity industry, his previous directorships, and his education, we have deemed Mr. Evans fit to serve on the Board.

Arrangements and Understandings

The Certificate of Designations of the Preferences, Rights and Limitations of our Series C Preferred Stock, as amended, entitles the holders of our Series C Preferred Stock, exclusively and as a separate class, to elect one director of our Company (the “Series C Director”). The Series C Director may be removed without cause, by and only by, the affirmative vote of the holders of the shares of our Series C Preferred Stock. Mr. Evans is currently the Series C Director.

Related Party Transactions

There are no transactions with regard to Mr. Evans in which he has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

The compensation of Mr. Evans for his service on the Board has not yet been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAR CHARGING GROUP, INC.

Date: November 14, 2016	By:	/s/ Michael J. Calise
Michael J. Calise
Chief Executive Officer